Exhibit 99.1

SUBURBAN PROPANE PARTNERS, L.P.

AMENDED AND RESTATED

2018 RESTRICTED UNIT PLAN

EFFECTIVE JUNE 1, 2024

ARTICLE I

PURPOSE AND APPROVAL

The purpose of this Plan is to strengthen Suburban Propane Partners, L.P., a Delaware limited partnership (the “Partnership”), by providing an incentive to certain selected employees and Supervisors of the Partnership and its Affiliates, and thereby encouraging them to devote their abilities and industry to the success of the Partnership’s business enterprise in such a manner as to maximize the Partnership’s value. It is intended that this purpose be achieved by extending to such individuals an added long-term incentive for continued service to the Partnership in the form of rights to receive Common Units (as hereinafter defined) of the Partnership, and to encourage Common Unit ownership in order to further align the interests of the participants with the interests of the Partnership’s Unitholders.

This Plan was originally effective as of June 1, 2021 and was approved by the limited partners of the Partnership at their tri-annual meeting held on May 18, 2021. This Plan, in the form set forth herein, is effective as of the Amendment Date (as defined below) and was approved by the limited partners of the Partnership at their tri-annual meeting held on May 21, 2024.

ARTICLE II

DEFINITIONS

For the purposes of this Plan, unless otherwise specified in an Agreement, capitalized terms shall have the following meanings:

2.1 “Act” shall mean the Securities Act of 1933, as amended.

2.2 “Affiliate” shall mean (i) any corporation, partnership, limited liability company, or other entity that, directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Partnership and (ii) any other entity in which the Partnership has a material equity interest and which is designated as an “Affiliate” by resolution of the Committee. For purposes of this Section 2.2, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of Voting Securities, by contract or otherwise.

2.3 “Agreement” shall mean the written agreement between the Partnership and a Grantee evidencing the grant of an Award and setting forth the terms and conditions thereof.

2.4 “Amendment Date” shall mean June 1, 2024.

2.5 “Award” shall mean a grant of restricted Common Units pursuant to the terms of this Plan.

2.6 “Beneficial Ownership” shall be determined pursuant to Rule 13d-3 promulgated under the Exchange Act.

2.7 “Board” shall mean the Board of Supervisors of the Partnership.

2.8 “Cause” shall mean, unless otherwise provided in an Agreement or in a written employment agreement between the Grantee and the Partnership or any of its Affiliates, (a) the Grantee’s gross negligence or willful misconduct in the performance of the Grantee’s duties, (b) the Grantee’s willful or grossly negligent failure to perform the Grantee’s duties, which failure remains uncured thirty days after the Partnership or one of its Affiliates delivers written notice of such failure to the Grantee, (c) the material breach by the Grantee of any written covenants to the Partnership or any of its Affiliates, which breach remains uncured thirty days after the Partnership or one of its Affiliates delivers written notice of such failure to the Grantee, (d) dishonest, fraudulent or unlawful behavior by the Grantee (whether or not in conjunction with employment) or the Grantee being subject to a judgment, order or decree (by consent or otherwise) by any governmental or regulatory authority which restricts the Grantee’s ability to engage in the business conducted by the Partnership or any of its Affiliates, or (e) willful or reckless breach by the Grantee of any policy adopted by the Partnership or any of its Affiliates concerning conflicts of interest, standards of business conduct, fair employment practices or compliance with applicable law. For purposes of the Plan, no act or failure to act on a Grantee’s part will be considered “willful” unless done, or omitted to be done, by the Grantee not in good faith or without a reasonable belief that the action or omission was in the best interests of the Partnership and its Affiliates.

2.9 “Change in Capitalization” shall mean any increase or reduction in the number of Common Units, or any change (including, but not limited to, a change in value) in the Common Units, or exchange of Common Units for a different number or kind of units or other securities of the Partnership, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or other convertible securities, unit distribution, unit split or reverse unit split, cash dividend, property dividend, combination or exchange of units, repurchase of units, change in corporate structure or otherwise; in each case provided that such increase, reduction or other change does not occur in connection with a Change of Control.

2.10 “Change of Control” shall mean:

(a) the date (which must be a date subsequent to the Effective Date) on which any Person (including the Partnership’s general partner) or More than One Person Acting as a Group (other than the Partnership and/or its Affiliates) acquires, during the 12 month period ending on the date of the most recent acquisition, Common Units or other voting equity interests eligible to vote for the election of Supervisors (or of any entity, including the Partnership’s general partner, that has the same authority as the Board to manage the affairs of the Partnership) (“Voting Securities”) representing thirty percent (30%) or more of the combined voting power of the Partnership’s then outstanding Voting Securities; provided, however, that in determining whether a Change of Control has occurred, Voting Securities which have been acquired in a “Non-Control Acquisition” shall be excluded from the numerator. A “Non-Control Acquisition” shall mean an acquisition of Voting Securities (x) by the Partnership, any of its Affiliates and/or an employee benefit plan (or a trust forming a part thereof) maintained by any one or more of them, or (y) in connection with a “Non-Control Transaction;” or

(b) the date of the consummation of (x) a merger, consolidation or reorganization involving the Partnership, unless (A) the holders of the Voting Securities of the Partnership immediately before such merger, consolidation or reorganization own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the entity resulting from such merger, consolidation or reorganization (the “Surviving Entity”) in substantially the same proportion as their ownership of the Voting Securities of the Partnership immediately before such merger, consolidation or reorganization, and (B) no person or entity (other than the Partnership, any Affiliate, any employee benefit plan (or any trust forming a part thereof) maintained by the Partnership, any Affiliate, the Surviving Entity, or any Person who, immediately prior to such merger, consolidation or reorganization, had Beneficial Ownership of more than twenty five percent (25%) of the then outstanding Voting Securities of the Partnership), has Beneficial Ownership of more than twenty five percent (25%) of the combined voting power of the Surviving Entity’s then outstanding Voting Securities; or (y) the sale or other disposition of forty percent (40%) of the total gross fair market value of all the assets of the Partnership to any Person or More than One Person Acting as a Group (other than a transfer to an Affiliate). For this purpose, gross fair market value means the value of the assets of the Partnership, or the value of the assets being disposed of, determined without regard to any liability associated with such assets. A transaction described in clause (A) or (B) of subsection (x) hereof shall be referred to as a “Non-Control Transaction;” or

(c) the date a majority of the members of the Board is replaced during any twelve-month period by the action of the Board taken when a majority of the Supervisors who are then members of the Board are not Continuing Supervisors (for purposes of this section, the term “Continuing Supervisor” means a Supervisor who was either (A) first elected or appointed as a Supervisor prior to the Effective Date; or (B) subsequently elected or appointed as a Supervisor if such Supervisor was nominated or appointed by at least a majority of the then Continuing Supervisors);

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Partnership which, by reducing the number of Voting Securities outstanding, increases the proportional number of Voting Securities Beneficially Owned by the Subject Person, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Partnership, and after such acquisition of Voting Securities by the Partnership, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change of Control shall occur. In addition, so long as Section 409A of the Code (or any successor provision thereto) remains in effect, notwithstanding anything herein to the contrary, none of the foregoing events shall be deemed to be a “Change of Control” unless such event constitutes a “change in control event” within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder.

2.11 “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor to the Internal Revenue Code of 1986.

2.12 “Committee” shall mean the Compensation Committee of the Board, or any successor committee of the Board responsible for administering executive compensation. The powers of the Committee under the Plan may be exercised by the Board, consistent with the provisions of the Code, the Exchange Act and the regulations thereunder.

2.13 “Common Units” shall mean the common units representing limited partnership interests of the Partnership.

2.14 “Cure Period” shall mean the thirty-day period, following receipt by the Vice President of Human Resources (or an acting equivalent) of a notification by a Grantee that a Good Reason event has occurred, during which the Partnership has the option of rectifying the Good Reason event.

2.15 “Disability” shall have the same meaning that such term (or similar term) has under the Partnership’s long-term disability policy then in effect, or as otherwise determined by the Committee.

2.16 “Effective Date” shall mean June 1, 2021.

2.17 “Employment,” or derivative terms, when used with respect to a Supervisor, shall mean service on the Board. With respect to an employee of the Partnership or its Affiliates, the duration of a Grantee’s employment with the Partnership or its Affiliates shall be calculated using the effective date of that Grantee’s commencement of employment with, or most recent rehire by, the Partnership or any Affiliate, as determined by and maintained in the records of the Partnership’s Human Resources Department as that Grantee’s “Company Seniority Date.”

2.18 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.19 “Fair Market Value” per unit on any date shall mean the average of the high and low sale prices of the Common Units on such date on the principal national securities exchange on which such Common Units are listed or admitted to trading, or if such Common Units are not so listed or admitted to trading, the arithmetic mean of the per Common Unit closing bid price and per Common Unit closing asked price on such date as quoted on the New York Stock Exchange or such other market on which such prices are regularly quoted, or, if there have been no published bid or asked quotations with respect to Common Units on such date, the Fair Market Value shall be the value established by the Committee in good faith.

2.20 “Good Reason” shall mean, unless otherwise provided in an Agreement or in a written employment agreement between the Grantee and the Partnership or its Affiliate, (a) any failure by the Partnership or any of its Affiliates to comply in any material respect with the compensation provisions of a written employment agreement between the Grantee and the Partnership or its Affiliate, (b) a material adverse change in the Grantee’s title without the Grantee’s consent, or (c) the assignment to the Grantee, without the Grantee’s consent, of duties and responsibilities materially inconsistent with Grantee’s level of responsibility. For purposes of this provision and Section 5.2, a Grantee may terminate employment with the Partnership or one of its Affiliates for Good Reason only if such termination occurs within ninety days following the date of the Good Reason event.

2.21 “Grantee” shall mean a person to whom an Award has been granted under the Plan.

2.22 “More than one Person Acting as a Group” has the same meaning as set forth in Treasury Regulation 1.409A-3(i)(5)(v)(B).

2.23 “Partnership” shall mean Suburban Propane Partners, L.P., a Delaware limited partnership, and its successors.

2.24 “Person” shall mean a natural person or any entity and shall include two or more Persons acting as a partnership, limited partnership, limited liability company, syndicate, or other group.

2.25 “Plan” shall mean this Suburban Propane Partners, L.P. Amended and Restated 2018 Restricted Unit Plan.

2.26 “Retirement” shall mean voluntary termination of employment by a Grantee who has attained age 55 and who has been employed by the Partnership, its Affiliates, or its predecessors for 10 years or more, in connection with a bona fide intent by the Grantee to no longer seek full time employment in the industries in which the Partnership or any of its Affiliates then participates. Retirement shall not include voluntary termination of employment by a Grantee in response to, or anticipation of, a termination of employment for Cause by the Partnership or any of its Affiliates. For purposes of this definition, a Grantee’s employment with an Affiliate shall be deemed to commence on the date such entity becomes an “Affiliate” within the meaning of the Plan, unless otherwise provided in an Agreement.

2.27 “Supervisor” shall mean any member of the Board who is not an employee of the Partnership or any of its Affiliates.

ARTICLE III

ADMINISTRATION OF THE PLAN

3.1 This Plan shall be administered by the Committee, which shall hold meetings at such times as may be necessary for the proper administration of this Plan. Any decision or determination reduced to writing and signed by a majority of all of the members of the Committee shall be as fully effective as if made by a majority vote at a meeting duly called and held. Notwithstanding anything else herein to the contrary, the Committee may delegate to any individual or committee of individuals the responsibility to carry out any of its rights and duties with respect to the Plan. No member of the Committee or any individual to whom it has delegated any of its rights and duties shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder, except for liability arising from his own willful misfeasance, gross negligence or reckless disregard of his duties. The Partnership hereby agrees to indemnify each member of the Committee and its delegates for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering this Plan or in authorizing or denying authorization for any transaction hereunder.

3.2 Each member of the Committee shall be (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) an “independent director” within the meaning of the listing standards of the New York Stock Exchange.

3.3 Subject to the express terms and conditions set forth herein, the Committee shall have the power, consistent with Rule 16b-3 under the Exchange Act, from time to time to:

(a) select those employees and Supervisors to whom Awards shall be granted and to determine the terms and conditions (which need not be identical) of each such Award;

(b) make any amendment or modification to any Agreement consistent with the terms of the Plan;

(c) construe and interpret the Plan and the Awards, and establish, amend and revoke rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Agreement or between the Plan and any Agreement, in the manner and to the extent it shall deem necessary or advisable so that the Plan complies with applicable law, including Rule 16b-3 under the Exchange Act to the extent applicable, and otherwise to make the Plan fully effective. All decisions and determinations by the Committee or its delegates in the exercise of this power shall be final, binding and conclusive upon the Partnership, its Affiliates, the Grantees and all other persons having any interest therein;

(d) exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan; and

(e) generally, exercise such powers and perform such acts as it deems necessary or advisable to promote the best interests of the Partnership with respect to the Plan.

3.4 Common Unit Reserve. Subject to adjustment as provided in Article 7, the total number of restricted Common Units that may be made subject to Awards granted under the Plan shall be 6,175,000, consisting of 3,525,000 Common Units approved by unitholders as of the Effective Date and 2,650,000 Common units approved by unitholders as of the Amendment Date subject to the unitholder approval requirements set forth in Section 9.6. The number of Common Units available for Awards under the Plan shall be reduced by any Common Units that are used to pay any tax withholding obligation with respect to an Award. The Partnership shall reserve for purposes of the Plan, out of its authorized but unissued units, an equivalent amount of Common Units.

ARTICLE IV

RESTRICTED COMMON UNIT GRANTS

4.1 Time Vesting Grants. From time to time, the Committee may grant restricted Common Units to Grantees, in such amounts as it deems prudent and proper. Such restricted Common Units shall be granted, and the Common Units underlying such restricted Common Units shall be issued, in consideration of the performance of services and for no other consideration.

4.2 Forfeiture. A Grantee’s rights with respect to the restricted Common Units shall remain forfeitable at all times prior to the date on which the restrictions thereon shall have lapsed in accordance with the terms of the Plan and the applicable Agreement.

4.3 Vesting Schedule. Restricted Common Unit grants made pursuant to Section 4.1 shall vest and become non-forfeitable, unless, subject to Section 5.7, otherwise determined by the Committee (at the time of Award, though in no case will the vesting schedule be shorter than twelve months from the date of grant, or otherwise), and the restrictions thereon shall lapse, (a) at a rate of 1/3 (one third) on the first anniversary of the grant date of the applicable Award, a second 1/3 (one third) on the second anniversary of the grant date of the applicable Award, and a final 1/3 (one third) on the third anniversary of the grant date of the applicable Award, provided that the Grantee is employed by the Partnership or one of its Affiliates on each such date (the “minimum vesting schedule”), or (b) by reason of death or Disability as set forth in Section 5.3. Notwithstanding the provisions of the Plan, the Committee may grant Awards that are not subject to the minimum vesting schedule, provided that the aggregate number of restricted Common Units not subject to the minimum vesting schedule (excluding any such Awards to the extent that they have been forfeited or cancelled) may not exceed 5% of the restricted Common Units reserved for issuance in Section 3.4.

4.4 Other Grants. Notwithstanding anything else herein to the contrary but expressly subject to Sections 4.3 and 5.7, the Committee may grant restricted Common Units on such terms and conditions as it determines in its sole discretion, the terms and conditions of which shall be set forth in the applicable Agreement.

ARTICLE V

OTHER PROVISIONS APPLICABLE TO VESTING

5.1 Change of Control. Notwithstanding anything in this Plan to the contrary, upon a Change of Control, all restrictions contained in such Awards outstanding hereunder shall lapse immediately (unless otherwise set forth in the terms of the applicable Agreement) and all restricted Common Units subject to such Awards shall become fully vested and non-forfeitable Common Units, and will be distributed, as of the date of the Change of Control.

5.2 Forfeiture. Unless, subject to Section 5.7, otherwise provided in an Agreement, any and all restricted Common Units in respect of which the restrictions have not previously lapsed shall be forfeited (and automatically transferred to and reacquired by the Partnership at no cost to the Partnership and neither the Grantee nor any successors, heirs, assigns, or personal representatives of such Grantee shall thereafter have any further right or interest therein) upon the termination of the Grantee’s employment with the Partnership or one of its Affiliates for any reason; provided, however, that in the event that a Grantee’s employment by the Partnership or one of its Affiliates was terminated without Cause or by the Grantee for Good Reason, in either case, within six months prior to a Change of Control, no forfeiture of restricted Common Units shall be treated as occurring by reason of such termination and the restricted Common Units shall vest and become non-forfeitable Common Units, and will be distributed, as of the date of the Change of Control in accordance with Section 5.1. As a condition precedent for such vesting to occur when the Grantee terminated employment for Good Reason within six months prior to a Change of Control, prior to such termination the Grantee must have both (a) notified the Partnership’s Vice President of Human Resources (or if there be no such person, the then highest ranking member of the Partnership’s Human Resources Department) of the Good Reason event by certified mail or overnight courier within sixty days following the date of such event and (b) allowed a Cure Period following the date of such notice but the event was not rectified by the Partnership prior to the expiration of such Cure Period.

5.3 Disability or Death. Notwithstanding the provisions of Section 5.2, unless otherwise provided in an Agreement, if a Grantee’s active employment with the Partnership or one of its Affiliates terminates as a result of Disability, the restricted Common Units held by such Grantee on the date the Grantee’s eligibility for active health and welfare benefits terminates shall vest on the six month anniversary of the effective date of such active benefit termination and shall be distributed on the day following the date of vesting. Upon executing one or more Agreements evidencing Awards hereunder, in the event of a distribution as a result of Disability, each Grantee agrees to remit to the Partnership or one of its Affiliates the employee portion of any applicable FICA taxes that inure to the issuance of Common Units under this provision. The Partnership reserves the right to restrict access to Common Units distributed as a result of Disability until the Grantee has remitted all applicable FICA taxes to the Partnership and its Affiliates. Notwithstanding the provisions of Section 5.2, unless otherwise provided in an Agreement, if a Grantee’s employment terminates as a result of death, all restricted Common Units held by such Grantee on the date of Grantee’s death shall vest on the six month anniversary of the effective date of such termination and shall be distributed to Grantee’s estate on the day following the date of vesting.

5.4 Retirement. Notwithstanding the provisions of Section 5.2, unless, subject to Section 5.7, otherwise provided in an Agreement, if a Grantee’s employment terminates as a result of Retirement, the restricted Common Units held by such Grantee which were awarded to Grantee more than twelve months prior to the effective date of such Retirement shall vest on the six month anniversary of the effective date of such Retirement and shall be distributed on the day following the date of vesting. Upon executing one or more Agreements evidencing Awards hereunder, each Grantee issued Common Units under this Section 5.4 agrees to remit to the Partnership or one of its Affiliates the employee portion of any applicable FICA taxes that inure to the issuance of such Common Units. The Partnership reserves the right to restrict access to Common Units distributed as a result of Retirement until the Grantee has remitted all applicable FICA taxes to the Partnership and its Affiliates.

5.5 Recycling of Forfeited Shares. Subject to the restrictions set forth in Rule 16b-3 of the Exchange Act, any Common Units forfeited hereunder may be, after any applicable six month period referenced in Section 5.2 has expired, the subject of another Award pursuant to this Plan.

5.6 Recoupment Policy. Notwithstanding anything in this Plan to the contrary, awards of restricted Common Units granted under the Plan shall be deemed “Incentive Compensation” covered by the terms of the Partnership’s Incentive Compensation Recoupment Policy (the “Policy”) adopted by the Board on April 25, 2007, as amended from time to time, which is incorporated herein by reference. In accordance with the Policy, in the event of a significant restatement of the Partnership’s published financial results and the Committee determines that fraud or intentional misconduct by a Grantee was a contributing factor to such restatement, then, in addition to other disciplinary action, the Committee may require cancellation of any unvested restricted Common Units granted under the Plan to that Grantee. Notwithstanding anything in this Plan to the contrary, awards of restricted Common Units granted under the Plan shall also be deemed to be “Incentive-Based Compensation” covered by the terms of the Partnership’s Dodd-Frank Clawback Policy (the “Dodd-Frank Policy”), effective as of December 1, 2023, as amended from time to time, which is incorporated herein by reference. In accordance with the Dodd-Frank Policy, in the event that a Restatement occurs (as defined in the Dodd-Frank Policy) that requires the recoupment of Recoverable Compensation (as defined in the Dodd-Frank Policy), then, in addition to other recoupment rights that the Partnership may have under the Dodd-Frank Policy, the Committee may require cancellation of any unvested restricted Common Units granted under the Plan to that Grantee. This Section 5.6 shall be interpreted and administered in accordance with the Policy and the Dodd-Frank Policy as in effect from time to time.

5.7 Limitation on Acceleration of Vesting. Notwithstanding any other provision of this Plan or of any Agreement, no acceleration of the vesting of any restricted Common Units may occur, or be authorized by the Committee, prior to the twelve month anniversary of the effective date of the Award, except as otherwise expressly provided in the last sentence of Section 4.3, in Section 5.1 or in Section 5.3.

ARTICLE VI

DELIVERY OF UNITS, ETC.

6.1 Delivery of Common Units. Subject to Section 9.3, the Partnership shall deliver to the Grantee the applicable number of vested Common Units in book-entry form, free of all restrictions hereunder, on (a) the date of vesting of the restricted Common Units pursuant to Sections 4.3, 5.1 or 5.2, or (b) on the day following the date of vesting of the restricted Common Units pursuant to Sections 5.3 or 5.4.

6.2 Transferability. Until such time as restricted Common Units have vested and become non-forfeitable, and Common Units in respect thereof have been delivered to the Grantee, a Grantee shall not be entitled to transfer such restricted Common Units.

6.3 Rights of Grantees. Until such time as restricted Common Units have vested and become non-forfeitable, and Common Units in respect thereof have been delivered to the Grantee, a Grantee shall not be entitled to exercise any rights of a unitholder with respect thereto, including the right to vote such units and the right to receive allocations or distributions thereon.

ARTICLE VII

ADJUSTMENT UPON CHANGES IN CAPITALIZATION

7.1 In the event of a Change in Capitalization, the Committee shall conclusively determine the appropriate adjustments, if any, to (i) the maximum number and class of restricted Common Units or other units or securities with respect to which Awards may be granted under the Plan, (ii) the number of restricted Common Units or other units or securities which are subject to outstanding Awards granted under the Plan, and the purchase price thereof, if applicable.

7.2 If, by reason of a Change in Capitalization, a Grantee of an Award shall be entitled to new, additional or different rights to acquire Common Units or other securities, such new, additional or different rights or securities shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the restricted Common Units subject to the Award prior to such Change in Capitalization, unless determined otherwise by the Committee.

ARTICLE VIII

TERMINATION AND AMENDMENT OF THE PLAN

The Plan shall terminate on the day preceding the tenth anniversary of the Amendment Date and no Award may be granted thereafter, but such termination shall not impair or adversely affect any Awards theretofore granted under the Plan, which Awards shall continue in effect in accordance with the terms and conditions of this Plan and of the applicable Agreement. The Committee may sooner terminate the Plan and the Committee may at any time and from time to time amend, terminate, modify or suspend the Plan or any Agreement provided, however, that no such amendment, modification, suspension or termination shall impair or adversely affect any Awards theretofore granted under the Plan, except with the consent of the Grantee, nor shall any amendment, modification, suspension or termination deprive any Grantee of any Common Units which he may have acquired through or as a result of the Plan. To the extent required under Section 16(b) of the Exchange Act and the rules and regulations promulgated thereunder or any other applicable law, rule or regulation, including, without limitation, any requirement of a securities exchange on which the Common Units are listed for trading, no amendment shall be effective unless approved by the unitholders of the Partnership in accordance with applicable law, rule or regulation.

ARTICLE IX

MISCELLANEOUS

9.1 Non-Exclusivity of the Plan. The adoption of the Plan by the Committee shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Committee to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options to acquire Common Units, and such arrangements may be either applicable generally or only in specific cases.

9.2 Limitation of Liability. As illustrative of the limitations of liability of the Partnership, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

(a) give any person any right to be granted an Award other than at the sole discretion of the Committee;

(b) give any person any rights whatsoever with respect to the restricted Common Units except as specifically provided in the Plan or an Agreement;

(c) limit in any way the right of the Partnership or any of its Affiliates to terminate the employment of any person at any time; or

(d) be evidence of any agreement or understanding, express or implied, that the Partnership or any of its Affiliates will employ any person at any particular rate of compensation or for any particular period of time.

9.3 Regulations and Other Approvals; Governing Law. Except as to matters of federal law, this Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to conflicts of law principles.

Notwithstanding any other provisions of this Plan, the obligation of the Partnership to deliver the Common Units under the Plan shall, in each case, be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

(a)

Except as otherwise provided in Article VIII hereof, the Committee may make such changes to the Plan or an Agreement as may be necessary or appropriate to comply with the rules and regulations of any government authority.

(b)

Each Award is subject to the requirement that, if at any time the Committee determines, in its sole and absolute discretion, that the listing, registration or qualification of the Common Units issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of the Common Units, no Awards shall be granted and no Common Units shall be issued, in whole or in part, unless and until such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.

(c)

Notwithstanding anything contained in the Plan or any Agreement to the contrary, in the event that the disposition by the Grantee of the Common Units or any other securities acquired pursuant to the Plan is not covered by a then current registration statement under the Act or is not otherwise exempt from such registration, such Common Units shall be restricted against transfer to the extent required by the Act and Rule 144 or other regulations thereunder. The Committee may require any Grantee receiving Common Units pursuant to an Award, as a condition precedent to receipt of such Common Units, to represent and warrant to the Partnership in writing that the Common Units acquired by such Grantee are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under said Act or pursuant to an exemption applicable under the Act or the rules and regulations promulgated thereunder. The book entry units evidencing any of such Common Units shall be appropriately legended to reflect their status as restricted securities as aforesaid.

(d)

Although the Partnership makes no guarantee with respect to the tax treatment of distributions hereunder, this Plan is intended to comply with Section 409A of the Code. This Plan and any Agreement shall be interpreted and administered in a manner so that any amount or benefit payable shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and the regulations and rulings promulgated thereunder. Notwithstanding anything in the Plan or in any Agreement to the contrary, the Committee may amend the Plan on an Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or Agreement to Section 409A of the Code (and the administrative regulations and rulings promulgated thereunder). By accepting an Award under this Plan, a Grantee agrees to any amendment made pursuant to this Section 9.3(d) to any Agreement granted under the Plan without further consideration or action.

9.4 Withholding of Taxes. At such times as a Grantee recognizes taxable income in connection with the rights to acquire Common Units granted hereunder (a “Taxable Event”), the Grantee shall pay, or agree to pay, to the Partnership an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Partnership in connection with the Taxable Event (the “Withholding Taxes”) prior to the issuance of such Common Units. The Partnership shall have the right to deduct from any payment of cash to a Grantee an amount equal to the Withholding Taxes in satisfaction of the obligation to pay Withholding Taxes. In satisfaction of the obligation to pay Withholding Taxes to the Partnership, the Grantee may make a written election (the “Tax Election”), which may be accepted or rejected in the discretion of the Committee, to have withheld a portion of the Common Units then issuable to him having an aggregate Fair Market Value, on the date preceding the date of such issuance, equal to the Withholding Taxes, provided that in respect of a Grantee who may be subject to liability under Section 16(b) of the Exchange Act, such withholding is done in accordance with any applicable Rule under Section 16(b) of the Exchange Act. Common Units withheld from Grantees under the provisions of this Plan for Withholding Taxes purposes shall be deemed extinguished and unavailable for reissuance.

9.5 Interpretation. This Plan is intended to comply with Rule 16b-3 promulgated under the Exchange Act, and the Committee shall interpret and administer the provisions of the Plan or any Agreement in a manner consistent therewith. Any provisions inconsistent with such rule shall be inoperative and shall not affect the validity of the Plan. Whenever the context requires, the words used herein shall include the masculine and feminine gender, and the singular and the plural.

9.6 Effective Date. The original effective date of the Plan shall be the Effective Date. This Plan is amended and restated as of May 21, 2024, and the effectiveness of the Plan, as amended and restated as of June 1, 2024, is subject to approval of the Plan prior to the Amendment Date by the limited partners of the Partnership.